CODE OF ETHICS

F/m FUNDS TRUST

Adopted October 18, 2016

Revised January 4, 2021 and August 2, 2021

Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) addresses conflicts of interest that arise from personal trading activities of investment company personnel. In particular, Rule 17j-1 prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities held or to be acquired by the investment company. The Rule also requires an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts and requires certain persons to report their personal securities transactions to the investment company.

This Code of Ethics has been adopted by the Board of Trustees of F/m Funds Trust (the “Trust”). It is based on the principle that the trustees and officers of the Trust owe a fiduciary duty to the Trust’s shareholders to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (1) serving their own personal interests ahead of the shareholders, (2) taking advantage of their position, and (3) any actual or potential conflicts of interest.

I.                Definitions. As used in this Code of Ethics, the following terms shall have the following meanings:

(a)	“Access Person” shall mean any trustee or officer of the Trust.
(b)	“Adviser” shall mean the Trust’s investment advisers, currently, F/m Investments, LLC, Oakhurst Advisors, LLC and F/m Investments, LLC, d/b/a Oakhurst Capital Advisors.
(c)	“Beneficial ownership” shall have the same meaning as in Rule 16a-1(a)(2) for the purposes of Section 16 of the Securities Exchange Act of 1934. Generally, a person is considered the beneficial owner of securities if the person has a pecuniary interest in the securities and includes securities held by members of the person’s immediate family sharing the same household, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, the person obtains from such securities benefits substantially equivalent to those of ownership.
(d)	“Disinterested trustee” shall mean a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.
(e)	“Distributor” shall mean Ultimus Fund Distributors, LLC.
(f)	“Fund” shall mean F/m Funds Trust and any of its current or future series or portfolios, including F/m Investments Large Cap Focused Fund, Oakhurst Fixed Income Fund, Oakhurst Short Duration Bond Fund and Oakhurst Short Duration High Yield Credit Fund.
(g)	“Covered Security” shall have the same meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: shares of any registered open-end investment company (other than the Fund and exchange-traded funds); direct obligations of the

U.S. Government; bankers’ acceptances; bank certificates of deposit; commercial paper; and high-quality short-term debt instruments, including repurchase agreements.

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(h)	A “security held or to be acquired by the Fund” shall mean (1) any Covered Security which, within the most recent fifteen (15) days, is or has been held by the Fund or is being or has been considered by the Fund or the Adviser for purchase by the Fund, or (2) any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.
(i)	“Transaction” shall mean any purchase, sale or any type of acquisition or disposition of securities, including the writing of an option to purchase or sell Covered Securities.

II.                Prohibition on Certain Actions. Trustees and officers of the Trust shall not, in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by the Fund:

1.	Employ any device, scheme or artifice to defraud the Fund;
2.	Make any untrue statement of a material fact to the Trust or to omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
4.	Engage in any manipulative practice with respect to the Fund.

III.             Codes of Ethics of Adviser and Distributor. All trustees and officers of the Trust who are also directors, officers or employees of the Adviser or the Distributor are subject to the Code of Ethics of the Adviser or the Code of Ethics of the Distributor, respectively, which Codes are incorporated by reference herein.

IV.	Quarterly Reporting of Securities Transactions.

Each trustee and officer, other than a disinterested trustee, shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer of the Trust (the “CCO”) which must contain the information described below. All reports submitted under this section must be dated and signed by the trustee or officer.

A disinterested trustee shall be required to file such reports only with respect to transactions where such trustee knows, or in the ordinary course of fulfilling his or her duties as a trustee of the Trust, should have known, that during the 15-day period immediately preceding or following the date of a transaction in a Covered Security by the trustee such Covered Security was purchased or sold by the Fund or the purchase or sale of the Covered Security by the Fund is or was considered by the Fund or the Adviser. A trustee or officer need not make these reports if all of the information required by the form attached as Exhibit A is contained in the broker trade confirmations or account statements or in the records of the Adviser or the Distributor.

V.         Initial and Annual Reporting of Holdings. Each trustee and officer, other than a disinterested trustee, shall, no later than ten (10) days after the person becomes a trustee or officer, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

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•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;
•	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
•	The date that the report is submitted by the Access Person.

Annual Holdings Report

Each trustee and officer, other than a disinterested trustee, shall file an annual holdings report containing the same information required in the initial holdings report as described above, or ensure that an annual holdings statement is provided to the CCO by the brokerage firm on a timely basis. The information submitted shall be as of December 31 and must be submitted by January 30 of each year.

Certification of compliance with this Code of Ethics, attached as “Exhibit B,” shall also include a listing of all securities beneficially owned by such person, or ensure that an annual holdings statement is provided to the CCO on a timely basis; such report must be current as of a date no more than thirty (30) days before the report is submitted. Any such initial or annual report shall set forth the following information: (1) the title, number of shares and principal amount of each security in which the trustee or officer had any direct or indirect beneficial ownership; (2) the name of any broker, dealer or bank which maintains an account in which any securities of which the trustee or officer has or had direct or indirect beneficial ownership were held; and (3) the date that the report is submitted. A trustee or officer need not make these reports if the report would duplicate information contained in broker trade confirmations or account statements received by the CCO with respect to the trustee or officer in the required time period, if all of the information required under this Section V is contained in the broker trade confirmations or account statements or in the records of the Trust or the Adviser.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information, or ensure that the monthly transactions statements are being sent to the CCO on a timely basis.

With respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
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•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the Access Person.

VI.          Disclaimer of Beneficial Ownership. A trustee or officer may include in any report required under Sections IV or V, a disclaimer as to the beneficial ownership in any securities covered by the report.

VII.         Review of Reports; Sanctions. The Chief Compliance Officer of the Trust shall review the reports required under this Code and shall report violations of the Code at least quarterly to the Board of Trustees. If any trustee or officer violates any provisions set forth in this Code of Ethics, the Board of Trustees shall impose such sanctions as it deems appropriate including, but not limited to, a letter of censure or termination of employment, censure, fines, freezing of one’s personal account or securities in that account for a specified time frame.

VIII.            Reporting to Board of Trustees. At least once each year, the Chief Compliance Officer of the Trust shall provide the Board of Trustees with a written report that (1) describes issues that arose during the previous year under this Code of Ethics including, but not limited to, information about material violations and sanctions imposed in response to those material violations, and (2) certifies to the Board of Trustees that the Trust has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

IX.            Notification of Reporting Obligation. The Chief Compliance Officer of the Trust shall identify all persons who are required to make the reports required under Sections IV and V and shall inform those persons of their reporting obligation. Each Access Person of the Trust shall be required to acknowledge in writing, in the form attached as “Exhibit C,” that he or she has received a copy of, has read and fully understands and will comply with, this Code of Ethics.

X.            Retention of Records. The Trust shall maintain the following records, for the time periods and in the manner set forth below, at its principal place of business:

1.	A copy of this Code of Ethics, and each code of ethics previously in effect for the Trust at any time within the past five years, must be maintained in an easily accessible place.
2.	A record of any violation of the Trust’s code of ethics, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.
3.	A copy of each report required to be made by an officer or trustee pursuant to this Code of Ethics must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.
4.	A record of all persons, currently or within the past five years, who are or were required to make reports under Sections IV and V, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.
5.	A copy of each report required to be made by the Chief Compliance Officer of the Trust to the Board of Trustees pursuant to Section VIII must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.
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Exhibit A

Personal Securities Transaction Report

Name (please print)	Quarter Ending

INSTRUCTIONS: Record all applicable security transactions which are not specifically excepted by the Code of Ethics. To indicate no transactions, the word “NONE” must appear. This form must be returned within 10 calendar days after the close of each quarter.

Date	Purchase/Sale/ Other	Number of Shares/ Principal Amount	Title of Security	Price	Broker/Dealer/Bank

Please disclose below any securities account over which you have a beneficial interest and which was established during the quarter covered by this report.

Account Registration	Broker/Dealer/Bank	Account No.	Date Established

I acknowledge that the transactions listed above comprise all transactions executed in accounts in which I have a beneficial interest and there are no other transactions in securities in which I had or acquired a beneficial interest (whether or not effected in any brokerage or other account) that are required to be reported.

Signature of Access Person	Approved

Date of Filing	Date Approved
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EXHIBIT B

ANNUAL CERTIFICATION AND HOLDINGS REPORT

December 31, 20

__________________________________

Name (please print)

INSTRUCTIONS: Record holdings, as of December 31, 20 , in all Securities which are not specifically excepted by the Code of Ethics in which you had any direct or indirect beneficial ownership. This form must be returned by January 30, 20 .

Title of Security	Number of Shares/ Principal Amount

Please disclose below any account in which any Securities are held for you direct or indirect benefit, as of December 31, 20 .

Account Registration	Broker / Dealer / Bank	Account Number

By signing below I certify that the Securities and accounts listed above comprise all Securities and accounts in which I had any direct or indirect beneficial ownership as of the date listed above. I further certify that I have read and fully understand the Code of Ethics of F/m Funds Trust and have complied in all respects with the Code of Ethics.

Signature of Access Person	Approved

Date of Filing	Date Approved
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EXHIBIT C

CODE OF ETHICS CERTIFICATION OF COMPLIANCE

As an Access Person as defined in the Code of Ethics of F/m Funds Trust adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Code”), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code and will disclose and report all personal securities holdings required to be disclosed or reported pursuant to the requirements of the Code.

_________________________

Signature

_________________________

Name (Please Print)

_________________________

Date

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